Exhibit 10.48

Form of
Meikegaote Goat Milk Formula Distribution Agreement
(English Translation)

Party A: Tianjin Yayi Industrial Co., Ltd.

Address: Suite C, 4/F, Block D1, Xinmao Science and Technology Park, 16 Rongyuan Road, Huayuan Industrial Park, Nankai District, Tianjin, China. Zip Code: 300384

Tel: 86-22-27984033	Fax: 86-22-2798933	Email: CHINAMILKGOAT@163.COM

Contact Person:

Party B (Distributor):

Address:

Tel:	Fax:	Email:

Contact Person:

In accordance with the Contract Law of the People’s Republic of China, Party A and Party B enter into this agreement (this “Agreement”) regarding the distribution of Meikegaote Goat Milk Formula (the “Products”) by Party B based on the principles of equality, mutual benefits and development through friendly consultation.

This Agreement is executed into four copies, which shall become effective upon signing by each party.

Party B shall pay __________as a deposit within 7 days after the date of this Agreement. If Party B fails to make such payment, this Agreement shall be voided. In the event of termination of this Agreement, Party A shall return the full amount of the deposit, provided that Party B has not breached this Agreement.

1.	Authorization:

  Party A authorizes Party B as Meikegaote Goat Milk Formula Distributor at the geographic area of ____________.

  Party B shall present to Party A the original copies of “Business License”, “Sanitation License” and “Tax Registration Certificate” and photocopies of each such license and certificate with Party B’s official seals and the copies of ID of Party B’s legal representative.

2.	Term of Authorization

  The authorized distribution term is one year.

  From January 1, 2010 to December 31, 2010.

3.	Scope of Authorization:

	1)	During the term of this Agreement, Party B possesses the exclusive sales & marketing rights in the authorized geographic area. Party B may not sell the Products in other areas without Party A’s prior consent.

	2)	During the term of this Agreement, Party B has the sales & marketing rights in _________________(sales channels) in the authorized geographic area. Party B may not sell and market the Products through other channels without Party A’s prior consent. Party A is entitled to deduct from the deposit or reduce the annual rebate for Party B’s violation of this provision.

	3)	In the event that sub-distributors of Party B violate Section 3(2), Party B shall be responsible and Party A is entitled to deduct from the deposit or reduce the annual rebate for Party B’s violation of this provision.

4.	Pricing System

	1)	The Products are subject to the national retail price, distributor CIF, supermarket price and infant-maternity store price.

	2)	The price quote is determined by Party A and reflected on the price quote list with Party A’s company seal. Party A shall give a 30-day notice to Party B in the event of price adjustment. Party B shall implement the new price according to Party A’s instructions.

	3)	Party A is entitled to intervene and penalize Party B for its failure to comply with the national retail price.

5.	Termination of Authorization

	1.	This Agreement and the authorization hereunder shall be terminated upon the expiration of this Agreement. If Party B has met the sales target (including sales volume and marketing coverage) as requested and sold the Products in the agreed area at the agreed price, Party B has the right of first refusal with respect to the next year distributorship.

	2.	During the term of authorization, Party A has the right to terminate authorization as any of the following occurs:

  Party B fails to make the payment of the deposit or wire the order price to Party A’s account within 7 days after the date of this Agreement;

  Party B has failed to follow Party A’s instructions regarding the timeline, the amount of retailer stores, requested SKU amount and store display standards to sell the Products;

  Party B has not reached the sale target three months in a row after the execution of this Agreement;

  Party B sells the Products out of the authorized geographic area;

  Party B sells and markets products that are competing with the Products;

  Party B takes any activities that may harm Party A’s brand reputation.

6.	Required Sales Volume

1) Allocation

During the term of this Agreement, Party A shall order a total of ________________boxes of the Products annually, as follows:

Month	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sep.	Oct.	Nov.	Dec.
Box

2) Party B’s first order shall not be less than _______________boxes (no less than _________________SKUs). From the second order, it shall not be less than _____________ boxes for each order; otherwise, Party B shall be responsible for the shipping costs.

7. Party A Support

1) Annual Rebate

  If Party B reaches the annual required sales target of boxes, it is entitled to receive % annual rebate.

  If Party B exceeds the annual required sales target of _____boxes, the amount exceeds the target will be entitled with a % rebate.

Notes: Party B will be entitled to receive annual rebates only if there is no overdue payment, no violation of agreed market price and agreed sales territory of Party B.

2) Marketing Expense

  Party A shall be responsible for certain marketing expenses, including Party B’s slotting fee, store management fee, expenses relating to promotion activities, advertisement, products display and other decoration.

  The expenses above shall not be incurred until confirmed in a written form by both parties. Any incurrence of expenses without both parties’ written agreement will be invalid.

  Marketing expenses shall be paid to Party B monthly in a form of extra products.

3) Offsetting Expense by Products

  The advance paid by the distributors to be offset with products shall be recorded as company returns and rebates. Bonus shall not be accounted as returns or rebates.

4) Gifts with Goods

  When deliver goods to Party B according to its orders each month, Party A shall include a certain amount of promotional gifts with other goods and deliver them to Party B’s warehouse.

  Party B shall distribute the gifts in an amount to each of the terminal stores according to Party A’s requirement. If any terminal store does not receive the same amount of gifts as Party A requested, Party A has the right to refuse to provide or reduce the amount of promotional gifts from Party B’s next order.

  Party A shall notify Party B each month with respect to the amount and type of promotional gifts. Party A has the right to provide other types of gifts if there is a shortage of one certain type of gift. Party B has the right to request Party A to provide the agreed amount of gifts if Party A fails to provide and shall be provided at the next order of Party B.

5) Providing Promotional & Advertising Material

  Party A shall provide certain amount of promotional and advertising materials along with Party B’s orders (including but not limited to, advertising brochures, advertising leaflet, posts, umbrellas, and promotion booth.)

  The category and volume of promotional & advertising materials shall be determined mutually by the parties in a written form.

  In a normal circumstance, the promotional & advertising materials shall be delivered to Party B’s warehouse quarterly. In special circumstances, Party B may request for earlier delivery upon Party A’s approval.

6) Professional Training and Lecture Support

  Party A may assist in Party B’s lecture and trading activities.

  Party A may provide training to salespersons and other staff of Party B.

8. Transaction:

1) Order

  Party B shall make orders by the 25th day each month (including products list, specification, volume and others). Party A shall notify Party B on its order before the 1st day of the next month. Party B shall confirm its order in a written form with payment within 3 days after receiving Party A’s notice. In usual circumstances, Party B shall make monthly orders during this time period.

  If Party B places the order and makes the payment one month before the due date, Party A shall provide additional ___% of the amount of Products ordered as bonus and deliver them to Party B with the order.

  Party B shall provide signed order list with company seal each time and Party A shall deliver the goods upon receiving fax or electronically scanned documents of the order list.

2) Goods Inspection:

  Party A shall guarantee to provide qualified Products to Party B with complete package.

  Party B has the obligation to inspect the goods based on Party A’s shipping list. If there is any loss or damage, Party B shall request evidence from the shipping company upon receipt and notify Party A immediately and provide written notice within 4 hours after the delivery. Party A shall provide additional goods upon receiving notice and evidence.

  Party B shall inspect the goods upon receiving from the shipping company and confirm the delivery of the goods by signing on the shipping list and notify Party A in a written form.

  In the event that the loss or damage is caused by the shipping company and Party B fails to notify Party A within 4 hours, Party B should ask the shipping company for compensation. Otherwise, Party B should bear it on its own.

  In the circumstance that Party B does not provide a written notification with 4 hours after the delivery, it shall be deemed that Party B has accepted the goods without question.

3) Delivering Location:

  Party B’s specific delivery location is set forth in this Agreement which is the sole delivery location.

4) Exchange and Refund:

  Party B may request for exchange or refund if there is any quality issue confirmed by competent national inspection authority or upon Party A’s consent. Party A shall be responsible for any shipping costs relating to the exchange of goods.

  In the circumstance that any governmental authority requests for exchange or refund due to a food safety incident not caused by Party A’s goods, Party B may request Party A to complete the exchange within 6 months.

  Other than the above situations, Party B may not request for exchange or refund. However, Party A shall provide one additional box of goods for every ____ boxes of goods shipped to Party B.

5) Inventory:

  Any damages take place when the goods are stored in Party B’s warehouse or other places under Party B’s possession, Party B will be responsible for such damage or loss.

9. Responsibilities and Rights

1. Party A’s Responsibilities

  Assisting Party B in marketing and selling the Products within the authorized areas through authorized channels.

  Ensuring that the quality and the packing of Products meet the requirements of the national standards. Providing the qualified Products with complete package and all necessary materials and products inspection reports for Party B’s distribution of the Products.

  Determining marketing and promotion strategies of the Products with Party B. Providing promotional and advertising materials to Party B.

  Assisting Party B in dealing with inspections from governmental authorities and customer complaints in the area where Party B distributes the Products.

  Paying the rebates, bonus and marketing expenses to Party B timely and in a way according to this Agreement.

2. Party A’s Rights

  In the circumstance that Party A suffers loss in its reputation and economically due to Party B’s violation of this Agreement, Party A has the right to unilaterally terminate this Agreement on the date when it suffers such loss. Party B shall be responsible for all the legal consequences and economic losses arisen from such termination.

3. Party B’s Responsibilities

  Party B shall display the Products at the time and agreed sales site according to Party A’s request and the display area shall be no less than ____ m2.

  Shall maintain Party A’s product image and goodwill consciously, sell the Products in compliance with Party A’s advertising requirements (including but not limited to, words, pictures, image, advertising materials, display requirements, and store declaration). Party B has the responsibility to keep materials or information provided by Party A confidentially.

  Party B undertakes the obligation of resolve the problems arisen from related governmental inspection, customer complains in Party B’s sales channel.

  Party B has the responsibility to provide customer information with respect to inventory, sales volume and sub-distributors to Party A.

  Party B has the obligation to provide qualification certificates with respect to industry and commerce, tax, sanitation licenses to Party A.

4. Party B’s Rights

  Party B has the rights to receive rebates when it meets the sales target as parties agreed.

  Party B has the right of first refusal to renew the distribution agreement if it meets the requirements under this Agreement.

  Party B has the right for goods compensation pursuant to this Agreement.

  Party B has the right to request the payment of bonus by Party A according to this Agreement.

10. Liability Exemption

In the circumstance that both parties cannot perform the agreed responsibilities under this Agreement due to a force majeure event, both parties shall negotiate to resolve the relevant problems. The parties shall provide notices to each other promptly and present the force majeure event certification from competent authority within 15 days. After receiving the application for postpone of performance, partial performance or non-performance, depending on the situation of the force majeure event, both parties shall negotiate to determine such matters.

11. Liability for Breach of Contract

Both parties shall perform their own obligations under this Agreement. Any party who breaches this Agreement shall be responsible for the damage suffered by the non-breaching party. The Parties shall solve disputes through friendly consultation.

If no resolution can be reached through consultation, the parties shall submit the dispute to the court where

Party A is located under the Contract Law of the People’s Republic of China.

12.	Agreement:

13.	Party B’s Place of Delivery: _______________________
Contact Number: _______________________________
Contact Address:_______________________________
Postal Code: ___________________________________
Authorized Signature:____________________________
Notes: If there is any change to the information above, Party B shall give a 7-day written notice to Party A

14.	This Agreement is executed with two copies and each party holds one copy. The appendix is an integral party of this Agreement with the same legal force.

Party A: Tianjin Yayi Industrial Co. Ltd.	Party B:
Legal Representative:	Legal Representative:
Authorized Person::	Authorized Person:
Address:	Address:
Tel:	Tel:
Fax:	Fax:
Date:	Date: